   As filed with the Securities and Exchange Commission on November 2, 2000
                                           Registration Statement No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                         VENTURE CATALYST INCORPORATED
            (Exact Name of Registrant as Specified in its Charter)

                       Utah                                            33-0618806
           (State Of Other Jurisdiction                             (I.R.S. Employer
        of Incorporation or Organization)                        Identification Number)

                                ---------------

                     16868 Via Del Campo Court, Suite 200
                          San Diego, California 92127
                                (858) 385-1000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                ---------------

                                Kevin McIntosh
             Vice President, Chief Financial Officer and Treasurer
                         Venture Catalyst Incorporated
                     16868 Via Del Campo Court, Suite 200
                          San Diego, California 92127
                                (858) 385-1000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                ---------------

                                   Copy to:
                             Glenn D. Smith, Esq.
                         Venture Catalyst Incorporated
                     16868 Via Del Campo Court, Suite 200
                          San Diego, California 92127

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
      Title of Each Class of           Amount to        Proposed Maximum           Proposed Maximum            Amount of
    Securities to be Registered      be Registered Offering Price Per Unit(1) Aggregate Offering Price(1) Registration Fee(1)
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value
 per share........................      579,105              $2.30                   $1,331,941.50              $351.63
-----------------------------------------------------------------------------------------------------------------------------

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(1) Estimated solely for purposes of calculating the registration fee based upon the average of the high and low prices of the common stock reported on the Nasdaq National Market on October 31, 2000 and calculated in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

      SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED NOVEMBER 1, 2000

                         VENTURE CATALYST INCORPORATED

                         579,105 Shares of Common Stock

   This prospectus relates to the offer and sale of up to 579,105 shares of common stock of Venture Catalyst Incorporated from time to time by the selling shareholders listed on page 11 of this prospectus.

   Venture Catalyst will not receive any part of the proceeds from the sale of the shares of common stock covered by this prospectus. We have agreed to bear the expenses of registration of the shares. The selling shareholders may offer the shares through brokers, dealers or agents or directly to purchasers. These transactions may be effected in the over-the-counter market or otherwise, at market prices prevailing at the time of sale or at privately negotiated prices.

   Our common stock is listed on the Nasdaq National Market under the symbol VCAT. On November 1, 2000, the closing price of our common stock as quoted on Nasdaq was $2.5625 per share.

   We urge you to read the "Risk Factors" section beginning on page 6 of this prospectus for a specific description of risks associated with purchasing our common stock that you should consider before making your investment decision.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

   You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with different information.

   The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   The date of this Prospectus is     , 2000.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
WHERE YOU CAN FIND MORE INFORMATION........................................   3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   3
PROSPECTUS SUMMARY.........................................................   4
RISK FACTORS...............................................................   6
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..........................  12
USE OF PROCEEDS............................................................  12
SELLING STOCKHOLDERS.......................................................  12
PLAN OF DISTRIBUTION.......................................................  13
LEGAL MATTERS..............................................................  14
EXPERTS....................................................................  14

                       NOTE TO READERS OF THIS PROSPECTUS

   We were incorporated in 1980 in Utah. When we refer to "us," "we," "our," "the Company" and "Venture Catalyst" in this prospectus, we mean Venture Catalyst Incorporated and its consolidated subsidiaries. Our address is 16868 Via Del Campo Court, Suite 200, San Diego, California 92127. Information contained on our web-site does not constitute part of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the shares offered by this prospectus. This prospectus does not contain all the information set forth in the Registration Statement and its exhibits. Certain portions of the Registration Statement have been omitted as permitted by the rules and regulations of the SEC. Copies of the Registration Statement (including the omitted portions) are available from the SEC upon payment of a fee. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this prospectus or the Registration Statement relating to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance are qualified in all respects by the full text of such contract or document.

   You should rely only on the information or representations provided in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. The selling shareholders have agreed not to make an offer of the shares of our common stock (the "Common Stock") in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's public reference room in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549, or in the public reference rooms located in New York, New York and Chicago, Illinois. Please call the SEC at (1-800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web-site at http://www.sec.gov.

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act:

  .  Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000;

  .  Proxy Statement on Schedule 14A dated October 27, 2000.

   We will provide without charge to any person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which have been incorporated by reference in this prospectus. Requests for copies should be directed to Kevin McIntosh, Chief Financial Officer, 16868 Via Del Campo Court, Suite 200, San Diego, California 92127, telephone (858) 385-1000.

                               PROSPECTUS SUMMARY

   Many of the matters set forth in this prospectus contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in this prospectus. We refer you to cautionary information contained elsewhere in this prospectus and in other documents we file with the SEC from time to time.

                                  The Company

   Venture Catalyst Incorporated, or VCAT, provides professional services to support and facilitate the development of our clients' businesses. We act as the clients' ally in organizing, developing and growing businesses at a faster rate. We offer comprehensive gaming and hospitality consulting services, web development services, public and governmental relations, Internet marketing, strategic planning, technology solutions, and professional and technical expertise. Our objective is to make our clients money by working with them during every stage of their development and financial growth. In connection with the implementation of our strategy, we have, in the past, made investments, or taken all or a portion of our fees, in securities of our clients. However, we do not expect this to be a significant part of our strategy going forward.

   We have provided many of these services to several Native American Indian tribes, including the Barona Group of Capitan Grande Band of Mission Indians (the "Barona Tribe"), since 1991. We currently provide services to the Barona Tribe in connection with their operation of the Barona Casino and development of the Barona Valley Ranch, a $225 million development project which when complete, will expand its gaming and resort facilities to include a new casino with approximately 80,000 square feet of gaming space, a 400 room resort hotel and an 18-hole championship golf course. Our services are provided under the terms of the Amended and Restated Consulting Agreement, as amended by Modification #1 (the "Consulting Agreement"), which expires in March 2004.

   In August 1998, we acquired Cyberworks, Inc. ("Cyberworks"), a web-site development and Internet marketing company to expand our Internet services, including those of Worldwide Media Holdings, N.V. ("WMH"). Cyberworks was merged into VCAT following the sale of the Cyberworks domain name to Pacific Century CyberWorks in August 2000, as part of our strategy to consolidate and use a single service brand. Our Internet services include full service web-site development, Internet marketing, strategic consulting for interactive and online business development and custom Internet applications. Our clients have included more than 350 local, national and international clients, in a wide array of industries, including gaming, entertainment, technology and consumer goods.

   In July 1999, we expanded our services to include broader consulting services to emerging and established businesses, to further grow our client base. We provide our spectrum of services to public and private companies. In connection with this expansion, we acquired the assets of Typhoon Capital Consultants, LLC ("Typhoon"), an investor relations and business consulting firm. In September 2000, we decided to discontinue offering investor relations services.

   In January 2000, we acquired all of the outstanding shares of capital stock of webinc. Inc. ("webinc"), a recently-organized corporation whose business plan focused on consulting, incubation and venture capital-related services to start-up and early stage companies focusing on Internet infrastructure and technology. The operations of webinc have been merged into Venture Catalyst. While we are not a venture capitalist, we provide strategic consulting to our clients at all stages of their development.

   In March 2000 we acquired CTInteractive, Incorporated ("CTI"), a full-service technology management firm, whose operations have been merged into VCAT. Our technology solution services include business application development, network management, web site development and hosting, and hardware sales and service. We provide these services to a broad spectrum of clients, from large corporations to emerging businesses.

   In July 1999, as an adjunct to our Internet gaming consulting business, we launched the "Vegas At Home" portal web-site to provide both the gaming industry and its patrons with an online central location containing a variety of gaming related products, merchandise, information and links to most significant traditional casinos. We are in the process of seeking a partner for an updated Vegas At Home portal site and have shut down the existing site.

   In July 2000, we acquired DayPlan.com, Inc. ("DayPlan"), a software company offering a complete web-based scheduling platform. DayPlan contains features, such as a group calendar function, which allows users to coordinate activities with an affinity group or organization by allowing multiple users to post to the same calendar. This group calendar can be made available only to a specific affinity group, or can be made public to reach the entire web audience. We intend to offer DayPlan as a service to our clients and to build the user base. We also are exploring enhancements and features for broader application, which may include a strategic partner to develop or market DayPlan.

   In March 1998, we established WMH to leverage our gaming business expertise. WMH offered marketing, advertising, technical and distribution services for Internet related gaming businesses. In February 2000, our Board of Directors adopted a plan to discontinue the Internet gaming consulting business and we are in the process of liquidating WMH. Internet gaming consulting has not produced a material portion of our revenues and was not profitable. We believe the resources committed to such business will be more effectively used in our other businesses.

   Our principal offices are located at 16868 Via Del Campo Court, Suite 200, San Diego, California 92127. Our telephone number is (858) 385-1000. Our web-site address is www.vcat.com.

                                  RISK FACTORS

   Any investment in our Common Stock is very risky. You should carefully consider the risks and uncertainties described below, as well as the other information contained herein and the other information we have referred you to, in deciding whether to invest in our Common Stock. If any of the following events actually occurs, our business, financial condition and results of operations may suffer materially. As a result, the market price of our Common Stock could decline, and you could lose all or part of your investment in our Common Stock.

Our Revenue Depends in Large Part on a Single Customer and Loss of that Customer Could Significantly Damage Our Business

   We derive a majority of our revenue from services provided to the Barona Tribe, including the Barona Casino, under the Consulting Agreement. The fees paid to us are based upon a net profit formula that includes the Barona Casino's income and expenses. Accordingly, although gross revenues of the Barona Casino may increase, the Company's consulting revenue may not correspondingly increase because expenses at the Barona Casino also may have increased. For the fiscal year ended June 30, 2000 revenues from services to the Barona Tribe declined as a percentage of sales. While we are continuing to take steps to diversify and expand our service offerings for additional clients, those activities are not yet producing revenues as significant as those being earned from the Barona Tribe. In connection with the Barona Casino's $225 million expansion project, the Barona Casino has incurred, and expects to incur, significantly higher expenses. As a result, the consulting fees paid to us during the expansion project may decrease. Any material reduction in fees payable to us in connection with the Consulting Agreement could have a material adverse affect on the operating results and financial condition of the company.

Legal Uncertainties Relating to Native American Gaming; Limited Recourse Against Tribes and Tribal Assets

   Federal, state and tribal governments extensively regulate gaming on Native American land. Certain vendors such as the Company must apply for a license from the tribe, such as the Barona Tribe and are subject to a determination of suitability by the California gaming agency. Findings of suitability are granted for two years.

 Consulting Agreement

   The Consulting Agreement has not yet been approved by the regulatory authorities. The National Indian Gaming Commission (the "NIGC") conducted an investigation of the past relationship between the Barona Tribe and the Company as manager of the Barona Casino that resulted in a January 1997 settlement agreement.

   In April 1997, the Company received a letter from the NIGC questioning whether the Consulting Agreement was in fact a management contract. In March 1999, the NIGC started a preliminary review of the relationship between the Barona Tribe and the Company, which has included a review of the Consulting Agreement. This review is currently pending. There is no assurance that the NIGC will determine that the Consulting Agreement is not a management contract. If the NIGC concludes that the Consulting Agreement is not a management agreement, the NIGC will forward such Agreement to the Bureau of Indian Affairs ("BIA") for its review. If the BIA determines that its approval is required, there can be no assurance that the BIA will approve the Consulting Agreement.

   Management contracts for Native American gaming facilities are subject to approval by the NIGC and generally provide for a maximum management fee and a maximum term. The NIGC has the power to require contract modifications under certain circumstances or to void a contract if the management company fails to comply with applicable laws and regulations. In addition, the Company, our directors, persons with management responsibility, certain of our stockholders and certain persons with a financial interest in the management agreement must be investigated and approved by the NIGC and the tribal gaming commission in order for a management contract to be approved by the NIGC and receive a license to operate a gaming facility by the tribal gaming commission. Persons who acquire beneficial ownership of our stock may be subject to certain reporting and qualification procedures established by the NIGC and the tribal gaming commission. Such limitations could adversely affect the marketability of the Common Stock or could affect or prevent certain corporate transactions, including mergers or other business combinations.

   If the Consulting Agreement is not approved, results in fines or penalties or is significantly modified to reduce consulting fees to us, it would have a material adverse effect on the business and financial condition of the Company.

 Limited Recourse Against Tribes and Tribal Assets

   Native American tribes are sovereign nations with their own governmental systems. Tribal officials are subject to replacement by appointment or election. Our relationship with a tribe could improve or deteriorate under new administrations. Good relationships with Native American tribes and their officials, in particular the Barona Tribe, are critical to our ability to obtain, retain and renew contracts with the tribe. Although we believe our agreements with Native American tribes contain appropriate legal protections, a deterioration in the relationship with a tribe could have a material adverse effect on the Company, including possible termination of any contract.

   We have made, and may make, advances or loans (including guarantees of indebtedness) to tribes for the construction, development, equipment and operation of casinos for which we may act as a consultant or manager. These amounts are not conventional indebtedness loans subject to customary mortgages or security. If these casinos do not generate sufficient cash flow to repay such indebtedness, our loans may not be repaid. Our principal recourse for collection of indebtedness from a tribe or money damages for breach or wrongful termination of a contract is from revenues, if any, from casino operations. We have agreed to, and in the future may agree to, subordinate the repayment of a tribe's indebtedness and payment of other fees due to us from a tribe to other obligations of the tribe, such as indebtedness to a commercial lender. Accordingly, in the event of a default by a tribe, a tribe's indebtedness to us may not be repaid, if at all, until any senior creditors have been repaid in full.

   As of June 30, 2000 we have advanced approximately $9.7 million to the Barona Casino in connection with the ongoing expansion project, of which $2 million was repaid in October 2000 by Barona in connection with a $30 million bridge financing. We have committed to advance up to $10 million to the Barona Casino, if needed, until all outside financing is obtained. These advances are scheduled to be repaid when the remaining $175 million financing is completed. We have agreed to subordinate the consulting fees earned by us, and the fees are now subject to a Subordination Agreement relating to an approximately $19 million federally tax-exempt bond financing and $30 million bridge loan financing of the Barona Tribe. We also have approximately $1.9 million in the form of cash pledged as a guarantee for and bonds issued by the Klamath Tribes, of which the approximately $1.5 million in cash pledged has been released in connection with a refinancing by the Klamath Tribes. The approximately $400,000 in bonds have been defeased as part of the refinancing by the Klamath Tribes. We have agreed to hold the bonds for a period of five years. If a default occurs, it would have a material adverse effect on the business and financial condition of the Company.

Risks of Being Deemed an Investment Company

   We may incur significant costs to avoid investment company status and may suffer other adverse consequences if we are deemed to be an investment company under the United States Investment Company Act of 1940, as amended (the "1940 Act"). A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to certain exclusions. Investment companies are subject to registration under, and compliance with, the 1940 Act unless a particular exclusion or SEC safe harbor applies. If we were deemed to be an investment company, we would become subject to the requirements of the 1940 Act. As a consequence, we would be prohibited from engaging in business or issuing our securities as we have in the past and might be subject to civil and criminal penalties for non-compliance. In addition, certain of our contracts might be voidable. Such repercussions from being deemed an investment company could have a material adverse affect on the Company's operating results and financial condition.

   Specifically, if we are deemed to be, and are required to register as, an investment company, we will be forced to comply with substantive requirements under the 1940 Act, including:

  .  limitations on our ability to borrow;

  .  limitations on our capital structure;

  . restrictions on acquisitions of interests in portfolio and/or affiliated companies;

  .  prohibitions on transactions with affiliates;

  .  restrictions on specific investments; and

  . compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations.

   If we were forced to comply with the rules and regulations of the 1940 Act, our operations would significantly change, and we would be prevented from successfully executing our business strategy.

   In addition, to avoid regulation under the 1940 Act and related SEC rules, we may need to sell assets which we would otherwise want to retain and may be unable to sell assets which we would otherwise want to sell. In addition, we may be forced to acquire additional, or retain existing, income-generating or loss-generating assets which we would not otherwise have acquired or retained and may need to forego opportunities to acquire interests in attractive companies that would benefit our business. If we were forced to sell, buy or retain assets in this manner, we would be prevented from successfully executing our business strategy.

   Although investment securities currently comprise less than 40% of our assets, fluctuations in the value of these securities or of our other assets may cause this limit to be exceeded. This would require us to attempt to reduce our investment securities as a percentage of our total assets. This can be attempted in a number of ways, including the disposition of investment securities and the acquisition of non-investment security assets. If we sell investment securities, we may sell them sooner than we otherwise would. These sales may be at depressed prices and we may never realize anticipated benefits from, or may incur losses on, these investments. Some investments may not be sold due to contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, we may incur tax liabilities when we sell assets. We may also be unable to purchase additional investment securities that may be important to our operating strategy. If we decide to acquire non-investment security assets, we may not be able to identify and acquire suitable assets and businesses.

Difficulty and Risks of Planned Expansion; Management of Growth

   Our success depends, in part, on our ability to identify opportunities to acquire or invest in companies that will strategically augment our service offerings. Our management will have sole and absolute discretion in identifying and selecting such companies. You will not be able to evaluate the merits of an acquisition or investment before we proceed with the transaction.

   We may expand through the acquisition of businesses, technologies, products or services from other businesses. These activities involve a number of special problems, including:

  . difficulty in integrating technologies, operations and personnel with the existing business;

  . diversion of management attention in connection with both negotiating the acquisitions and integrating the assets and businesses;

  . strain on managerial and operational resources as management tries to oversee larger operations;

  .  exposure to unforeseen liabilities of acquired companies;

  . the dilution of our shareholders as the result of the issuance of our stock in connection with the acquisitions of other businesses;

  .  the need to incur debt; and

  . the requirement to record operating costs for the amortization of goodwill and other intangible assets, which amounts could be significant.

   We may not be able to successfully address these problems. Moreover, our future operating results will depend to a significant degree on our ability to successfully manage growth and integrate acquisitions. We may not be able to successfully integrate or generate meaningful revenues from these acquisitions.

   Even if we identify a company for acquisition or investment, we may not be able to complete the transaction for many reasons including:

  .  our inability to interest companies in aligning with us;

  .  our inability to agree on the terms of an acquisition or investment; and

  .  incompatibility between us and the management of the company.

   In addition, our planned expansion of operations may exceed our present management, technical, financial and other resources. To manage our growth effectively, we must continue to increase and improve our operational, financial and management information systems and must attract, train and motivate qualified managers and employees. There can be no assurance, however, that we will successfully be able to achieve these goals. If we are unable to manage growth effectively, there could be a material adverse affect on our operating results and financial condition.

Some of Our Services Activities Have a Limited Operating History

   Certain of our services for our clients have been offered for less than a year. Because of our short operating history in these activities, we are unable to provide you with significant data upon which you can evaluate our prospects. We cannot be certain that our expanded business strategy or the business strategies of our clients will be successful. Because we provide services to and have interests in early stage companies and emerging businesses, we are exposed to not only the business risks of our clients but also to the risks of our own business activities.

Fluctuation in the Value of Our Assets

   The Company's assets are, and will be, partially comprised of equity securities of other publicly and non-publicly traded companies, and include positions in equity securities that have experienced significant volatility in their stock prices. We expect the number of, and our investment in, these assets may increase in the immediate future. The market price and valuations of the securities that we hold in other companies may fluctuate due to market conditions and other conditions over which we have no control. We do not directly attempt to reduce or eliminate our market exposure on these securities. Certain of these companies have encountered financial difficulties which could likely result in a write down of some or all of the carrying value of such asset. Any write down could have a material adverse affect on our operating results and financial condition.

Fluctuation of Our Quarterly Results

   Our operating results have fluctuated on a quarterly basis during the last several years, and we expect that quarterly operating results are likely to continue to fluctuate from quarter to quarter. Many factors, some of which are beyond our control, have contributed to these quarterly fluctuations in the past and may continue to do so. Such factors include:

  .  demand for our services;

  . demand for the products and services of our clients in which we own securities;

  . specific economic conditions in the industries in which we or our clients engage; and

  .  general economic conditions in the United States.

   The emerging nature of many of our clients makes predictions concerning our future assets and revenues difficult. We believe that period-to-period comparisons of our results of operations will not necessarily be meaningful and should not be relied upon as indicative of our future performance. It is also possible that in some fiscal quarters our operating results will be below the expectations of securities analysts and investors. In such circumstances, the price of our Common Stock may decline.

Concentration of Our Ownership

   L. Donald Speer, II, our Chairman of the Board and Chief Executive Officer, beneficially owned approximately 27.4% of our outstanding common stock as of September 25, 2000. Additionally, the members of our Board of Directors and our executive officers collectively own approximately 37.3% of our outstanding common stock as of September 25, 2000. The concentration of our share ownership may:

  .  delay or prevent a change in control of the Company;

  . impede a merger, consolidation, takeover, or other transaction involving the Company;

  . discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company; or

  .  control election of directors of the Company.

   In addition, the Company currently possesses a right and option until December 25, 2001, to purchase all or part of Richard Harrison's, a former officer and director, 750,000 shares of Common Stock at $2.50 per share.

Dependence on Certain Key Personnel; Difficulty in Attracting and Retaining Qualified Employees

   Our performance is substantially dependent on the performance of its executive officers and other key employees, in particular, Mr. Speer.

   In addition, our operations depend to a great extent on the management efforts of its other officers and other key personnel and on the ability to attract new key personnel and retain existing key personnel. Competition is intense for highly skilled web site development and gaming employees in particular. The loss of the services of any member of our senior management may significantly delay or prevent the achievement of business development and other business objectives. Our ability to attract and retain qualified personnel, consultants and advisors is critical to our success. In order to pursue our business strategy, we will need to hire additional qualified technical and management personnel. Since we face competition from numerous web development companies and other related businesses, we may not be able to avoid increased costs in order to do so. We may be unable to attract and retain these individuals and other key employees, and our failure to do so would have a material adverse effect on the Company's operating results and financial condition.

   Our officers and key employees are not bound by non-competition agreements that extend beyond their employment at the Company, and there can be no assurance that employees will not leave the Company or compete against us.

Volatility of Our Common Stock Price

   The trading price of the Company's common stock has been, and will likely continue to be, subject to wide fluctuations because of regulatory developments, performance of our public clients in which we own equity securities, quarterly variations in the Company's operating results, announcements of new services or business activities by the Company or its competitors, general market fluctuations, and other events and factors. These factors, coupled with the small public float, have in the past, and could in the future, result in wide fluctuations in the market trading price.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus, and the other reports we have filed from time to time with the SEC, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms like "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to imply uncertainty and are forward-looking statements.

   Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements throughout this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, the materials referred to in this prospectus, the materials incorporated by reference into this prospectus and our press releases.

   We cannot guarantee our future results, levels of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy and completeness of these statements.

   We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                USE OF PROCEEDS

   We will not receive any of the proceeds from the sale of the shares of Common Stock being sold by the selling stockholders pursuant to this prospectus.

                             SELLING STOCKHOLDERS

   We are registering all 579,105 shares of Common Stock covered by this prospectus on behalf of the selling stockholders named in the table below. In exchange for the retirement of $3,069,256 of corporate debt, we issued all of the shares to the selling stockholders at a share price of approximately $5.30.

   The following table sets forth as of November 1, 2000, the name of each of the selling stockholders, the number of shares owned by each of the selling stockholders, the number of shares of our Common Stock owned by each of the selling stockholders as of the number of shares that may be offered under this prospectus and the number of shares of our Common Stock owned by each of the selling stockholders after this offering is completed. Except as described below, each selling stockholder has sole voting and investment power with respect to the shares of Common Stock set forth in the table. The table has been prepared on the basis of the information furnished to us by or on behalf of each of the selling stockholders. As of November 1, 2000, there were approximately 7,422,000 shares of our Common Stock outstanding.

                            Number of Shares                    Number of Shares
                            of Common Stock   Number of Shares  of Common Stock
                              Beneficially    of Common Stock     Beneficially
                            Owned Before the  Being Offered by  Owned After the
Selling Stockholders            Offering     this Prospectus(1)   Offering(2)
--------------------        ---------------- ------------------ ----------------
Jonathan Ungar.............     630,262(3)        358,587           271,675(3)
Alan Woods.................     220,518           220,518                 0

   During the past three years, Messrs. Ungar's and Woods' relationship with us included the ownership of common stock and the holding of promissory notes, certain of which were exchanged for the shares being registered. We do not know how long the selling stockholders will hold the shares before selling them and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the shares. The selling stockholders named above may have sold, transferred or otherwise disposed of all or a portion of such shares of Common Stock since November 1, 2000, in transactions exempt from registration under the Securities Act. Generally, only selling stockholders identified in the foregoing table who beneficially own the shares of Common Stock set forth opposite their respective names may sell such offered shares pursuant to this Registration Statement of which this prospectus forms a part. We may from time to time include additional selling stockholders in supplements to this prospectus. The shares offered by this prospectus may be offered from time to time by the selling stockholders named above.

   (1) This registration statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

   (2) Assumes the sale of all shares offered hereby and no other purchases or sales of our common stock.

   (3) Includes the right to acquire up to 144,775 shares of our Common Stock at a price of $5.894 pursuant to warrants issued in connection with the promissory note exchange.

                             PLAN OF DISTRIBUTION

   The shares of Common Stock offered hereby may be sold from time to time by the selling stockholders or by their pledgees, donees, distributees, transferees or other successors in interest. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on the Nasdaq National Market or such other market on which our Common Stock may from time to time be trading, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus, an exchange distribution in accordance with the rules of such exchange, ordinary brokerage transactions and transactions in which the broker solicits purchasers and in privately negotiated transactions.

   In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

   The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

   To the extent required, this prospectus may be amended or supplemented from time to time to describe material arrangements regarding the plan of distribution.

   Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(l1) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

   The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our Common Stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our Common Stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

   We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

   For purposes of this prospectus, Fabian & Clendenin, A Professional Corporation, is giving its opinion as to the validity of the issuance of the shares of Common Stock. Members of such firm do not own any shares of our Common Stock.

                                    EXPERTS

   Grant Thorton LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K for the year ended June 30, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial reports are incorporated by reference in reliance on Grant Thorton LLP's report, given on their authority as experts in accounting and auditing.

-------------------------------------------------------------------------------
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   No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Securities other than the Common Stock to which it relates, or an offer in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create an implication that the information contained herein is correct at any time after the date hereof.





-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                579,105 Shares

                         VENTURE CATALYST INCORPORATED

                                 Common Stock

                               -----------------

                                  PROSPECTUS

                               -----------------

                                       , 2000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance and Distribution.

   The following table sets forth all expenses, other than underwriting documents and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates, except for the registration fee.

   SEC Registration Fee.............................................. $  351.63
   Blue Sky Fees and expenses........................................    100.00
   Printing and engraving expenses...................................  5,000.00
   Legal fees and expenses...........................................  1,000.00
   Accounting fees and expenses......................................  1,000.00
   Transfer Agent and Registrar Fees.................................  1,000.00
   Miscellaneous expenses............................................  1,400.00
                                                                      ---------
     TOTAL........................................................... $9,851.63

Item 15. Indemnification of Directors and Officers

   Section 16-10a-902 of the Utah Revised Business Corporation Act ("URBCA") provides that a corporation may indemnify an individual, who was made a party to a proceeding because such individual was a director of the corporation, against liability incurred in such proceeding if the director acted in good faith, reasonably believed his or her conduct was in, or not opposed to, the corporation's best interests and in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided that, the corporation may not indemnify a director in connection with any other proceeding where the director was found liable or where the director was charged with deriving an improper personal benefit and was found liable on such basis. Section 16-10a-903 of URBCA provides for mandatory indemnification for directors in certain limited circumstances, unless otherwise prohibited by a corporation's articles of incorporation. Section 16-10a-904 of URBCA authorizes a corporation to pay for or reimburse directors for certain expenses relating to a proceeding in limited circumstances. Section 16-10a-905 of URBCA allows a director to apply for a court-ordered indemnification regarding a proceeding in limited circumstances. Section 16-10a-906 of URBCA specifies the instances and procedures when a director can be indemnified by a corporation or when a corporation may advance fees to a director relating to a proceeding. Section 16-10a-907 of URBCA provides that, unless a corporation's articles of incorporation states otherwise, an officer of the corporation is entitled to mandatory indemnification under Section 16-10a-903 and court-ordered indemnification under Section 16-10a-905 to the same extent as a director; in addition, a corporation may indemnify and advance expenses for an officer, employee, fiduciary or agent of the corporation to the same extent as a director; also, unless against public policy or inconsistent with the corporation's articles of incorporation, bylaws, general or specific action of the board of directors of the corporation or contract, a corporation may indemnify and advance expenses for an officer, employee, fiduciary or agent of the corporation to a greater extent than for a director. Section 16-10a-908 of URBCA authorizes a corporation to purchase and maintain liability insurance for a director, officer, employee, fiduciary or agent of a corporation.

   Article X of the Amended and Restated Bylaws of the Company (the "Bylaws") permits indemnification of directors, officers, employees, fiduciaries and agents of the Company to the maximum extent permitted by Utah law. In addition, in the event that a court of competent jurisdictions invalidates Article X of the Bylaws or any portion thereof, the Company shall indemnify each officer or director of the Company for expenses relating to the settlement of any action, suit or proceeding to the full extent permitted by any portion of Article X that has not been invalidated by such court or by another applicable law.

Item 16. Exhibits And Financial Statement Schedules.

   (a) Exhibits.

 Exhibit
   No.                             Description
 -------                           -----------
  5      Opinion of Fabian & Clendenin, A Professional Corporation.
 23.1    Consent of Grant Thornton LLP, Independent Public Accountants.
 23.2    Consent of Fabian & Clendenin (included in Exhibit 5).
 23.3    Power of Attorney. (See page II-5).

Item 17. Undertakings.

   (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (b) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   (d) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on the 1st day of November, 2000.

                                          VENTURE CATALYST INCORPORATED
                                          (Registrant)

                                                /s/ L. Donald Speer, II
                                          By: _________________________________
                                                    L. Donald Speer, II
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Kevin McIntosh and Glenn D. Smith, and each of them acting individually, as his attorney-in-fact, each with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                   Date
             ---------                           -----                   ----

      /s/ L. Donald Speer            Chairman of the Board and     November 1, 2000
____________________________________  Chief Executive Officer
          L. Donald Speer             (Principal Executive
                                      Officer)

       /s/ Kevin McIntosh            Vice President, Chief         November 1, 2000
____________________________________  Financial Officer and
           Kevin McIntosh             Treasurer (Principal
                                      Accounting Officer)

      /s/ Stephen M. Dirks           Vice President, Corporate     November 1, 2000
____________________________________  Development, and Director
          Stephen M. Dirks

       /s/ Andrew B. Laub            Executive Vice President,     November 1, 2000
____________________________________  Corporate Development, and
           Andrew B. Laub             Director

                                     Vice President, Governmental  November  , 2000
____________________________________  Relations and Director
            Jana McKeag

       /s/ Glenn D. Smith            Executive Vice President,     November 1, 2000
____________________________________  General Counsel, Secretary
           Glenn D. Smith             and Director

      /s/ Charles T. Owen            Director                      November 1, 2000
____________________________________
          Charles T. Owen

                                     Director                      November  , 2000
____________________________________
           Charles Reibel

/s/ Cornelius E. ("Neil") Smyth      Director                      November 1, 2000
____________________________________
    Cornelius E. ("Neil") Smyth

                                 EXHIBIT INDEX

 Exhibit No.                          Description
 -----------                          -----------
     5       Opinion of Fabian & Clendenin, A Professional Corporation.

    23.1     Consent of Grant Thorton LLP, Independent Public Accountants.

             Consent of Fabian & Clendenin, A Professional Corporation
    23.2      (included in Exhibit 5).